Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

SALLIE MAE REPORTS FOURTH-QUARTER AND FULL-YEAR 2017 FINANCIAL RESULTS
Fourth-Quarter GAAP Net Income Attributable to Common Stock of $44 Million ($0.10 Per Diluted Share); Full-Year GAAP Net Income Attributable to Common Stock of $273 Million ($0.62 Per Diluted Share)
Fourth-Quarter Core Earnings Attributable to Common Stock, Excluding the Impact of the Tax Act, of $83 Million ($0.19 Per Diluted Share, an Increase of 22 Percent Compared to Year-Ago Period); Full-Year Core Earnings Attributable to Common Stock, Excluding the Impact of the Tax Act, of $317 Million ($0.72 Per Diluted Share, an Increase of 35 Percent Compared to Year-Ago Period)
Private Education Loan Portfolio Grows to $17.2 Billion, Up 22 Percent From Dec. 31, 2016

NEWARK, Del., Jan. 17, 2018 — Sallie Mae (Nasdaq: SLM), formally SLM Corporation, today released fourth-quarter and full-year 2017 financial results reflecting GAAP net income attributable to the company’s common stock of $44 million and $273 million, respectively. After adjusting for the effects of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), the financial results included core earnings attributable to the company’s common stock of $83 million and $317 million for the fourth-quarter and full-year 2017, respectively, reflecting core earnings per diluted share increases of 22 percent and 35 percent, respectively, compared to the year-ago periods. Absent the effect of the Tax Act, core earnings growth was driven by a 22-percent increase in the private education loan portfolio, an improved net interest margin, and operating efficiency improvements. The Tax Act was signed into law on Dec. 22, 2017.
“We are pleased 2017 was another solid year as evidenced by customer experience innovations, continued improvements in our net interest margin, sound credit trends, increased operating efficiency, and an expanding market share, which all contributed to our strong earnings growth,” said Raymond J. Quinlan, chairman and CEO. “Recent tax legislation will increase our earnings, resulting in both higher profits and the opportunity to invest in service upgrades, technological efficiencies, and diversified product offerings, all of which will strengthen our franchise for the future.”
For the fourth-quarter 2017, GAAP net income was $47 million, compared with $70 million in the year-ago quarter. GAAP net income attributable to the company’s common stock was $44 million ($0.10 diluted earnings per share) in the fourth-quarter 2017, compared with $65 million ($0.15 diluted earnings per share) in the year-ago quarter. The year-over-year decrease was primarily attributable to the required accounting treatment for the effects of the Tax Act.
The Tax Act lowered federal corporate tax rates from 35 percent to 21 percent, beginning in 2018. Because the Tax Act was enacted during the fourth-quarter 2017, the company was required to reflect the application of the lower tax rate in future years to its deferred tax assets, liabilities and indemnification receivables. Therefore, at Dec. 31, 2017, the company recorded a provisional estimate which resulted in a $15 million net increase in tax expense and reduced non-interest income by $24 million to reflect the effect of the lower tax rate. Absent the impact of the Tax Act, GAAP net income would have been $86 million and GAAP net income attributable to the company’s common stock would have been $82 million ($0.19 diluted earnings per share) in the fourth-quarter 2017. For a reconciliation of the effect of the Tax Act on the GAAP Consolidated Statements of Income of the company, see page 11 of this release.
For 2017, GAAP net income was $289 million, compared with $250 million in 2016. GAAP net income attributable to the company’s common stock was $273 million ($0.62 diluted earnings per share) in 2017, compared with $229 million ($0.53 diluted earnings per share) in 2016. Absent the impact of the Tax Act, GAAP net income would have been $328 million, and GAAP net income attributable to the company’s common stock would have been $312 million ($0.71 diluted earnings per share) in 2017.

Fourth-quarter 2017 results vs. fourth-quarter 2016 included:

•	Private education loan originations of $634 million, up 4 percent.

•	Net interest income of $309 million, up 26 percent.

•	Net interest margin of 6.00 percent, up 45 basis points.

•	Average private education loans outstanding of $17.3 billion, up 23 percent.

•	Average yield on the private education loan portfolio was 8.61 percent, up 53 basis points.

•	Private education loan provision for loan losses was $49 million, up from $43 million.

•	Private education loans in forbearance were 3.7 percent of private education loans in repayment and forbearance, up from 3.5 percent.

•	Private education loan delinquencies as a percentage of private education loans in repayment were 2.4 percent, up from 2.1 percent.
Core earnings for the fourth-quarter 2017 were $47 million, compared with $73 million in the year-ago quarter. Core earnings attributable to the company’s common stock were $44 million ($0.10 diluted earnings per share) in the fourth-quarter 2017, compared with $67 million ($0.15 diluted earnings per share) in the year-ago quarter. Absent the impact of the Tax Act, core earnings would have been $86 million, and core earnings attributable to the company’s common stock would have been $83 million ($0.19 diluted earnings per share) in the fourth-quarter 2017.
Core earnings for 2017 were $294 million, compared with $252 million for 2016. Core earnings attributable to the company’s common stock were $278 million ($0.63 diluted earnings per share) for 2017, compared with $231 million ($0.53 diluted earnings per share) for 2016. Absent the impact of the Tax Act, core earnings would have been $333 million, and core earnings attributable to the company’s common stock would have been $317 million ($0.72 diluted earnings per share) for 2017.
Fourth-quarter 2017 and full-year 2017 GAAP results included $1 million and $8 million, respectively, of pre-tax losses from derivative accounting treatment that are excluded from core earnings results, vs. pre-tax losses of $4 million and $3 million, respectively, in the year-ago periods.
Sallie Mae provides core earnings because it is one of several measures used to evaluate management performance and allocate corporate resources. The difference between core earnings and GAAP net income is driven by mark-to-market unrealized gains and losses on derivative contracts recognized in GAAP net income, but not in core earnings results. Management believes its derivatives are effective economic hedges, and, as such, they are a critical element of the company’s interest rate risk management strategy.
Total Non-Interest Income and Expenses
In the fourth-quarter 2017, to reflect the application of the Tax Act’s lower rate in future years, the company reduced other income by $24 million due to a lower valuation of tax indemnification receivables. Unrelated to the Tax Act, the company also reduced other income by $9 million due to the expiration of a portion of indemnified uncertain tax positions. Tax expense was reduced by corresponding amounts for both of these items. Absent these two tax-related items, other income was $2 million lower than in the fourth-quarter 2016 primarily due to reduced credit card revenue from the company’s Upromise subsidiary.
Total non-interest expenses were $119 million in the fourth-quarter 2017, compared with $98 million in the year-ago quarter. Operating expenses grew 21 percent from the year-ago quarter, and the non-GAAP operating efficiency ratio increased to 41.2 percent in the fourth-quarter 2017, from 37.9 percent in the year-ago quarter. Absent the impact of the Tax Act and the reduction in indemnified uncertain tax positions that, when combined, reduced other income by $32 million, the non-GAAP operating efficiency ratio would have been 37.1 percent for the fourth-quarter 2017.
Excluding FDIC assessment fees, which grew 32 percent as a result of a 22-percent increase in its private education loan portfolio, non-interest expenses grew 20 percent from the year-ago quarter. The increase in operating expenses was driven by the growth in the portfolio and investments associated with the development of the company’s graduate school loan program, the personal loan product and investments in the brand to support the core business and diversification efforts.
Total non-interest expenses were $449 million for 2017, compared with $386 million for 2016. Full-year operating expenses grew 16 percent year-over-year, while the non-GAAP operating efficiency ratio decreased to 39.6 percent in 2017 from 40.1 percent in 2016. Absent the impact of the Tax Act and the reduction in indemnified uncertain tax positions that, when combined, reduced other income by $35 million in 2017, the non-GAAP operating efficiency ratio would have been 38.4 percent for 2017.

Income Tax Expense
Income tax expense increased to $66 million in the fourth-quarter 2017 from $43 million in the year-ago quarter. The effective income tax rate in fourth-quarter 2017 was 58.5 percent, an increase from 38.0 percent in the year-ago quarter. The increase in the effective tax rate was primarily the result of the one-time revaluation of the company’s deferred tax assets and liabilities to apply the Tax Act’s lower rate in future years. The company recorded a provisional estimate which resulted in a $15 million net increase in tax expense from the revaluation of an indemnified liability (a $23 million reduction in expense) and all other deferred tax assets and liabilities (a $38 million increase in expense). Unrelated to the Tax Act, the company recorded a $9 million decrease in tax expense due to the previously mentioned expiration of a portion of indemnified uncertain tax positions. Absent these three items, the company’s effective tax rate for the fourth-quarter 2017 would have been 41.1 percent.
Income tax expense increased to $203 million in 2017 from $164 million in 2016. The company’s effective income tax rate increased to 41.2 percent in 2017 from 39.6 percent in 2016.
The company expects its effective income tax rate to be approximately 26 percent in 2018 as a result of the Tax Act.
Capital
The regulatory capital ratios of the company’s Sallie Mae Bank subsidiary continue to exceed guidelines for institutions considered “well capitalized.” At Dec. 31, 2017, Sallie Mae Bank’s regulatory capital ratios were as follows:

	Dec. 31, 2017	“Well Capitalized” Regulatory Requirements
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	12.0 percent	6.5 percent
Tier 1 Capital (to Risk-Weighted Assets)	12.0 percent	8.0 percent
Total Capital (to Risk-Weighted Assets)	13.3 percent	10.0 percent
Tier 1 Capital (to Average Assets)	11.2 percent	5.0 percent
Deposits
Deposits at the company totaled $15.5 billion ($8.2 billion in brokered deposits and $7.3 billion in retail and other deposits) at Dec. 31, 2017, compared with $13.4 billion ($7.1 billion in brokered deposits and $6.3 billion in retail and other deposits) at Dec. 31, 2016.
Guidance
The company expects 2018 results to be as follows:

•	Full-year diluted core earnings per share: $0.97 - $1.01.

•	Full-year private education loan originations of $5.0 billion.

•	Full-year non-GAAP operating efficiency ratio: 37 percent - 38 percent.

The company plans to make investments in 2018 that will accelerate the diversification of its consumer lending platform into the personal loan and credit card businesses. In addition, the company will invest in several technology infrastructure projects, including migrating infrastructure to the cloud. These investments will total up to $30 million and are expected to add revenue and improve efficiency in future years. The impact of these investments is included in the guidance provided above.
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Sallie Mae will host an earnings conference call tomorrow, Jan. 18, 2018, at 8 a.m. EST. Sallie Mae executives will be on hand to discuss various highlights of the quarter and to answer questions related to Sallie Mae’s performance. Individuals interested in participating in the call should dial 877-356-5689 (USA and Canada) or dial 706-679-0623 (international) and use access code 4876499 starting at 7:45 a.m. EST. A live audio webcast of the conference call may be accessed at www.SallieMae.com/investors. A replay of the conference call will be available approximately two hours after the call’s conclusion and will remain available through Feb. 7, 2018, by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 4876499.
Presentation slides for the conference call may be accessed at www.SallieMae.com/investors under the webcasts tab.

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2016 (filed with the Securities and Exchange Commission (“SEC”) on Feb. 24, 2017) and subsequent filings with the SEC; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; failure to comply with consumer protection, banking and other laws; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings; failures or breaches of its operating systems or infrastructure, including those of third-party vendors; damage to its reputation; risks associated with restructuring initiatives, including failures to successfully implement cost-cutting and restructuring initiatives and the adverse effects of such initiatives on the company’s business; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; changes in banking rules and regulations, including increased capital requirements; increased competition from banks and other consumer lenders; the creditworthiness of the company’s customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of the company’s earning assets versus the company’s funding arrangements; rates of prepayments on the loans made by the company and its subsidiaries; changes in general economic conditions and the company’s ability to successfully effectuate any acquisitions; and other strategic initiatives. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions, including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements to conform such statements to actual results or changes in its expectations.
The company reports financial results on a GAAP basis and also provides certain “Core Earnings” performance measures. The difference between the company’s “Core Earnings” and GAAP results for the periods presented were the unrealized, mark-to-market gains/losses on derivative contracts (excluding current period accruals on the derivative instruments), net of tax. These are recognized in GAAP, but not in “Core Earnings” results. The company provides “Core Earnings” measures because this is what management uses when making management decisions regarding the company’s performance and the allocation of corporate resources. The company’s “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies.
For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — GAAP Consolidated Earnings Summary -‘Core Earnings’ ” in the company’s Form 10-Q for the quarter ended Sept. 30, 2017 for a further discussion and the “‘Core Earnings’ to GAAP Reconciliation” table in this press release for a complete reconciliation between GAAP net income and “Core Earnings.”
In 2016, our non-GAAP operating efficiency ratio was calculated for the periods presented as the ratio of (a) the total non-interest expense numerator to (b) the net revenue denominator (which consisted of net interest income, before provision for credit losses, plus non-interest income).
In the first-quarter 2017, we began calculating and reporting our non-GAAP operating efficiency ratio as the ratio of (a) the total non-interest expense numerator to (b) the net revenue denominator (which consists of the sum of net interest income, before provision for credit losses, and non-interest income, and the net impact of derivative accounting as defined in the “‘Core Earnings’ to GAAP Reconciliation” table in this Press Release). We believe this change will improve visibility into our management of operating expenses over time and eliminate the variability in this ratio that may be related to the changes in fair value of our derivative contracts that we consider economic hedges and which do not affect how we manage operating expenses. This change conforms the treatment of our hedging activities in our operating efficiency ratio to our non-GAAP “Core Earnings” measure. The impact of this change on the non-GAAP operating efficiency ratio reported in each of our prior quarterly and annual periods is immaterial. This ratio provides useful information to investors because it is a measure used by our management team to monitor our effectiveness in managing operating expenses. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from our ratio. Accordingly, our non-GAAP operating efficiency ratio may not be comparable to similar measures used by other companies.
The fourth-quarter 2017 and full-year 2017 financial results reported in this press release reflect the required accounting treatment for the estimated effects of the Tax Act. We also report in this press release certain fourth-quarter 2017 and full-year 2017 financial statement items absent the effects of the Tax Act, including a reconciliation on page 11 of this press release of the effect of the Tax Act on the GAAP Consolidated Statements of Income. (Estimated effects may be refined in future periods as further information becomes available.) We believe this additional disclosure will be helpful to investors by illustrating and quantifying the impact of the required accounting treatment for the effects of the Tax Act. In addition, management will use the financial results absent the effect of the Tax Act as a basis for making management decisions regarding the company’s performance in 2017. Our financial results absent the effect of the Tax Act are unique to our company, are not defined terms within GAAP and may not be comparable to adjustments made by, or to similarly captioned measures reported by, other companies.

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Sallie Mae (Nasdaq: SLM) is the nation’s saving, planning, and paying for college company. Whether college is a long way off or just around the corner, Sallie Mae offers products that promote responsible personal finance, including private education loans, Upromise rewards, scholarship search, college financial planning tools, and online retail banking. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

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Contacts:

Media:	Martha Holler, 302-451-4900, martha.holler@salliemae.com, Rick Castellano, 302-451-2541, rick.castellano@salliemae.com
Investors:	Brian Cronin, 302-451-0304, brian.cronin@salliemae.com
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Selected Financial Information and Ratios
(Unaudited)

	Quarters Ended		Years Ended
	December 31,		December 31,
(In thousands, except per share data and percentages)	2017	2016	2017	2016

Net income attributable to SLM Corporation common stock	$43,866	$64,736	$273,220	$229,123
Diluted earnings per common share attributable to SLM Corporation	$0.10	$0.15	$0.62	$0.53
Weighted average shares used to compute diluted earnings per share	438,932	435,419	438,551	432,919
Return on assets	0.9%	1.5%	1.4%	1.5%
Non-GAAP operating efficiency ratio - old method(1)	41.3%	38.6%	39.9%	40.2%
Non-GAAP operating efficiency ratio - new method(2)	41.2%	37.9%	39.6%	40.1%

Other Operating Statistics
Ending Private Education Loans, net	$17,244,830	$14,113,409	$17,244,830	$14,113,409
Ending FFELP Loans, net	929,159	1,011,678	929,159	1,011,678
Ending total education loans, net	$18,173,989	$15,125,087	$18,173,989	$15,125,087

Average education loans	$18,258,153	$15,082,071	$17,147,089	$13,811,081
_________
(1) In 2016, our non-GAAP operating efficiency ratio was calculated for the periods presented as the ratio of (a) the total non-interest expense numerator to (b) the net revenue denominator (which consisted of net interest income, before provision for credit losses, plus non-interest income).

(2) In the first-quarter 2017, we began calculating and reporting our non-GAAP operating efficiency ratio as the ratio of (a) the total non-interest expense numerator to (b) the net revenue denominator (which consists of the sum of net interest income, before provision for credit losses, and non-interest income, and the net impact of derivative accounting as defined in the “‘Core Earnings’ to GAAP Reconciliation” table in this Press Release). We believe this change will improve visibility into our management of operating expenses over time and eliminate the variability in this ratio that may be related to the changes in fair value of our derivative contracts that we consider economic hedges and which do not affect how we manage operating expenses. This change conforms the treatment of our hedging activities in our operating efficiency ratio to our non-GAAP “Core Earnings” measure. The impact of this change on the non-GAAP operating efficiency ratio reported in each of our prior quarterly and annual periods is immaterial. This ratio provides useful information to investors because it is a measure used by our management team to monitor our effectiveness in managing operating expenses. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from our ratio. Accordingly, our non-GAAP operating efficiency ratio may not be comparable to similar measures used by other companies.

SLM CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	December 31,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$1,534,339	$1,918,793
Available-for-sale investments at fair value (cost of $247,607 and $211,406, respectively)	244,088	208,603
Loans held for investment (net of allowance for losses of $251,475 and $184,701, respectively)	18,567,641	15,137,922
Restricted cash and investments	101,836	53,717
Other interest-earning assets	21,586	49,114
Accrued interest receivable	967,482	766,106
Premises and equipment, net	89,748	87,063
Tax indemnification receivable	168,011	259,532
Other assets	84,853	52,153
Total assets	$21,779,584	$18,533,003

Liabilities
Deposits	$15,505,383	$13,435,667
Long-term borrowings	3,275,270	2,167,979
Income taxes payable, net	102,285	184,324
Upromise related liabilities	243,080	256,041
Other liabilities	179,310	141,934
Total liabilities	19,305,328	16,185,945

Commitments and contingencies

Equity
Preferred stock, par value $0.20 per share, 20 million shares authorized:
Series A: 0 and 3.3 million shares issued, respectively, at stated value of $50 per share	—	165,000
Series B: 4 million and 4 million shares issued, respectively, at stated value of $100 per share	400,000	400,000
Common stock, par value $0.20 per share, 1.125 billion shares authorized: 443.5 million and 436.6 million shares issued, respectively	88,693	87,327
Additional paid-in capital	1,222,277	1,175,564
Accumulated other comprehensive income (loss) (net of tax expense (benefit) of $1,696 and ($5,364), respectively)	2,748	(8,671)
Retained earnings	868,182	595,322
Total SLM Corporation stockholders’ equity before treasury stock	2,581,900	2,414,542
Less: Common stock held in treasury at cost: 11.1 million and 7.7 million shares, respectively	(107,644)	(67,484)
Total equity	2,474,256	2,347,058
Total liabilities and equity	$21,779,584	$18,533,003

SLM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Quarters Ended		Years Ended
	December 31,		December 31,
	2017	2016	2017	2016
Interest income:
Loans	$392,399	$295,241	$1,413,505	$1,060,487
Investments	2,016	2,005	8,288	9,160
Cash and cash equivalents	5,081	2,767	15,510	7,599
Total interest income	399,496	300,013	1,437,303	1,077,246
Interest expense:
Deposits	66,218	40,775	223,691	148,408
Interest expense on short-term borrowings	2,107	1,495	6,341	7,322
Interest expense on long-term borrowings	21,980	12,309	78,050	30,178
Total interest expense	90,305	54,579	308,082	185,908
Net interest income	309,191	245,434	1,129,221	891,338
Less: provisions for credit losses	55,324	43,226	185,765	159,405
Net interest income after provisions for credit losses	253,867	202,208	943,456	731,933
Non-interest income (loss):
Gains on sales of loans, net	—	230	—	230
Losses on derivatives and hedging activities, net	(940)	(4,114)	(8,266)	(958)
Other income (loss)	(21,066)	13,235	5,364	69,544
Total non-interest income (loss)	(22,006)	9,351	(2,902)	68,816
Non-interest expenses:
Compensation and benefits	55,796	45,337	213,319	183,996
FDIC assessment fees	7,473	5,661	28,950	19,209
Other operating expenses	55,281	47,038	206,351	182,202
Total operating expenses	118,550	98,036	448,620	385,407
Acquired intangible asset amortization expense	118	159	469	906
Total non-interest expenses	118,668	98,195	449,089	386,313
Income before income tax expense	113,193	113,364	491,465	414,436
Income tax expense	66,190	43,122	202,531	164,109
Net income	47,003	70,242	288,934	250,327
Preferred stock dividends	3,137	5,506	15,714	21,204
Net income attributable to SLM Corporation common stock	$43,866	$64,736	$273,220	$229,123
Basic earnings per common share attributable to SLM Corporation	$0.10	$0.15	$0.63	$0.54
Average common shares outstanding	431,980	428,368	431,216	427,876
Diluted earnings per common share attributable to SLM Corporation	$0.10	$0.15	$0.62	$0.53
Average common and common equivalent shares outstanding	438,932	435,419	438,551	432,919

SLM CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(Unaudited)

	Quarters Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Net income	$47,003	$70,242	$288,934	$250,327
Other comprehensive income (loss):
Unrealized losses on investments	(50)	(6,515)	(716)	(1,792)
Unrealized gains on cash flow hedges	11,631	37,546	19,195	13,764
Total unrealized gains	11,581	31,031	18,479	11,972
Income tax expense	(4,416)	(11,889)	(7,060)	(4,584)
Other comprehensive income, net of tax expense	7,165	19,142	11,419	7,388
Total comprehensive income	$54,168	$89,384	$300,353	$257,715

“Core Earnings” to GAAP Reconciliation

The following table reflects adjustments associated with our derivative activities.

.

	Quarters Ended December 31,		Years Ended December 31,
(Dollars in thousands, except per share amounts)	2017	2016	2017	2016

“Core Earnings” adjustments to GAAP:
GAAP net income	$47,003	$70,242	$288,934	$250,327
Preferred stock dividends	3,137	5,506	15,714	21,204
GAAP net income attributable to SLM Corporation common stock	$43,866	$64,736	$273,220	$229,123

Adjustments:
Net impact of derivative accounting(1)	706	4,386	8,197	3,127
Net tax effect(2)	270	1,682	3,131	1,199
Total “Core Earnings” adjustments to GAAP	436	2,704	5,066	1,928

“Core Earnings” attributable to SLM Corporation common stock	$44,302	$67,440	$278,286	$231,051

GAAP diluted earnings per common share	$0.10	$0.15	$0.62	$0.53
Derivative adjustments, net of tax	—	—	0.01	—
“Core Earnings” diluted earnings per common share	$0.10	$0.15	$0.63	$0.53
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(1) Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP (but include current period accruals on derivative instruments), net of tax. Under GAAP, for our derivatives held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0.

(2) “Core Earnings” tax rate is based on the effective tax rate at the Bank where the derivative instruments are held.

Reconciliation of the Effect of the Tax Act on the GAAP Consolidated Statements of Income

	Quarter Ended				Year Ended
	December 31, 2017				December 31, 2017
(Dollars in thousands, except per share amounts)	As Reported	Tax Act Adjustments		Adjusted (Non-GAAP)	As Reported	Tax Act Adjustments		Adjusted (Non-GAAP)

Net interest income	$309,191	$—		$309,191	$1,129,221	$—		$1,129,221
Less: provisions for credit losses	55,324	—		55,324	185,765	—		185,765
Net interest income after provisions for credit losses	253,867	—		253,867	943,456	—		943,456

Total non-interest income (loss)	(22,006)	23,532	(1)	1,526	(2,902)	23,532	(1)	20,630
Total non-interest expenses	118,668	—		118,668	449,089	—		449,089
Income before income tax expense	113,193	23,532		136,725	491,465	23,532		514,997
Income tax expense	66,190	(15,035)	(2)	51,155	202,531	(15,035)	(2)	187,496
Net income	47,003	38,567		85,570	288,934	38,567		327,501
Preferred stock dividends	3,137	—		3,137	15,714	—		15,714
Net income attributable to SLM Corporation common stock	$43,866	$38,567		$82,433	$273,220	$38,567		$311,787

Basic earnings per common share attributable to SLM Corporation	$0.10	$0.09		$0.19	$0.63	$0.09		$0.72
Average common shares outstanding	431,980	—		431,980	431,216	—		431,216
Diluted earnings per common share attributable to SLM Corporation	$0.10	$0.09		$0.19	$0.62	$0.09		$0.71
Average common and common equivalent shares outstanding	438,932	—		438,932	438,551	—		438,551

______

(1) Represents the reduction in a tax-related indemnification receivable due to the lower federal corporate tax rate set forth in the Tax Act.

(2) Represents the net reduction in deferred tax assets and liabilities due to the lower federal corporate tax rate set forth in the Tax Act.

Average Balance Sheets - GAAP
The following table reflects the rates earned on interest-earning assets and paid on interest-bearing liabilities and reflects our net interest margin on a consolidated basis.

	Quarters Ended December 31,				Years Ended December 31,
	2017		2016		2017		2016
(Dollars in thousands)	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Average Assets
Private Education Loans	$17,318,182	8.61%	$14,057,669	8.08%	$16,176,351	8.43%	$12,747,756	8.02%
FFELP Loans	939,971	4.07	1,024,402	3.71	970,738	3.91	1,063,325	3.53
Personal and other loans	265,113	10.22	3,496	7.50	112,857	9.89	1,114	6.77
Taxable securities	316,378	2.52	479,384	1.65	326,757	2.53	407,860	2.24
Cash and other short-term investments	1,604,619	1.26	2,017,081	0.55	1,454,344	1.07	1,480,170	0.51
Total interest-earning assets	20,444,263	7.75%	17,582,032	6.79%	19,041,047	7.55%	15,700,225	6.86%

Non-interest-earning assets	1,331,197		816,337		1,104,598		772,167

Total assets	$21,775,460		$18,398,369		$20,145,645		$16,472,392

Average Liabilities and Equity
Brokered deposits	$7,923,341	1.87%	$7,302,429	1.32%	$7,224,869	1.75%	$7,154,218	1.31%
Retail and other deposits	7,351,063	1.55	5,961,087	1.09	6,939,520	1.40	5,095,631	1.06
Other interest-bearing liabilities(1)	3,261,087	2.94	2,205,726	2.51	2,932,681	2.88	1,476,740	2.58
Total interest-bearing liabilities	18,535,491	1.93%	15,469,242	1.40%	17,097,070	1.80%	13,726,589	1.35%

Non-interest-bearing liabilities	778,258		624,285		647,294		539,215
Equity	2,461,711		2,304,842		2,401,281		2,206,588
Total liabilities and equity	$21,775,460		$18,398,369		$20,145,645		$16,472,392

Net interest margin		6.00%		5.55%		5.93%		5.68%
______
(1) Includes the average balance of our unsecured borrowing, as well as secured borrowings and amortization expense of transaction costs related to our term asset-backed securitizations and our asset-backed commercial paper funding facility.

Earnings per Common Share

	Quarters Ended December 31,		Years Ended December 31,
(In thousands, except per share data)	2017	2016	2017	2016
Numerator:
Net income	$47,003	$70,242	$288,934	$250,327
Preferred stock dividends	3,137	5,506	15,714	21,204
Net income attributable to SLM Corporation common stock	$43,866	$64,736	$273,220	$229,123
Denominator:
Weighted average shares used to compute basic EPS	431,980	428,368	431,216	427,876
Effect of dilutive securities:
Dilutive effect of stock options, restricted stock, restricted stock units and Employee Stock Purchase Plan (“ESPP”)(1)(2)	6,952	7,051	7,335	5,043
Weighted average shares used to compute diluted EPS	438,932	435,419	438,551	432,919

Basic earnings per common share attributable to SLM Corporation:	$0.10	$0.15	$0.63	$0.54

Diluted earnings per common share attributable to SLM Corporation:	$0.10	$0.15	$0.62	$0.53

__________

(1)
Includes the potential dilutive effect of additional common shares that are issuable upon exercise of outstanding stock options, restricted stock, restricted stock units, and the outstanding commitment to issue shares under the ESPP, determined by the treasury stock method.

(2)
For the quarters ended December 31, 2017, and 2016, securities covering 0 and less than 1 million shares, respectively, and for the years ended December 31, 2017 and 2016, securities covering 0 and approximately 1 million shares, respectively, were outstanding but not included in the computation of diluted earnings per share because they were anti-dilutive.

Allowance for Loan Losses Metrics

	Quarter Ended
	December 31, 2017
(Dollars in thousands)	FFELP Loans	Private Education Loans	Personal Loans	Total
Allowance for Loan Losses:
Beginning balance	$1,352	$227,167	$1,400	$229,919
Total provision	76	49,437	5,558	55,071
Net charge-offs:
Charge-offs	(296)	(36,828)	(339)	(37,463)
Recoveries	—	5,419	9	5,428
Net charge-offs	(296)	(31,409)	(330)	(32,035)
Loan sales(1)	—	(1,480)		(1,480)
Ending Balance	$1,132	$243,715	$6,628	$251,475
Allowance:
Ending balance: individually evaluated for impairment	$—	$94,682	$—	$94,682
Ending balance: collectively evaluated for impairment	$1,132	$149,033	$6,628	$156,793
Loans:
Ending balance: individually evaluated for impairment	$—	$990,351	$—	$990,351
Ending balance: collectively evaluated for impairment	$927,660	$16,441,816	$400,280	$17,769,756
Net charge-offs as a percentage of average loans in repayment (annualized)(2)	0.17%	1.07%	0.50%
Allowance as a percentage of the ending total loan balance	0.12%	1.40%	1.66%
Allowance as a percentage of the ending loans in repayment(2)	0.15%	2.00%	1.66%
Allowance coverage of net charge-offs (annualized)	0.96	1.94	5.02
Ending total loans, gross	$927,660	$17,432,167	$400,280
Average loans in repayment(2)	$711,614	$11,740,773	$264,876
Ending loans in repayment(2)	$746,456	$12,206,033	$400,280
________

(1)	Represents fair value adjustments on loans sold.

(2)
Loans in repayment include loans on which borrowers are making interest only or fixed payments, as well as loans that have entered full principal and interest repayment status after any applicable grace period.

	Quarter Ended
	December 31, 2016
(Dollars in thousands)	FFELP Loans	Private Education Loans	Personal Loans	Total
Allowance for Loan Losses:
Beginning balance	$2,209	$162,630	$—	$164,839
Total provision	224	42,808	58	43,090
Net charge-offs:
Charge-offs	(262)	(25,224)	—	(25,486)
Recoveries	—	3,284	—	3,284
Net charge-offs	(262)	(21,940)	—	(22,202)
Loan sales(1)	—	(1,026)	—	(1,026)
Ending Balance	$2,171	$182,472	$58	$184,701
Allowance:
Ending balance: individually evaluated for impairment	$—	$86,930	$—	$86,930
Ending balance: collectively evaluated for impairment	$2,171	$95,542	$58	$97,771
Loans:
Ending balance: individually evaluated for impairment	$—	$612,606	$—	$612,606
Ending balance: collectively evaluated for impairment	$1,010,908	$13,639,069	$12,894	$14,662,871
Net charge-offs as a percentage of average loans in repayment (annualized)(2)	0.13%	0.95%	—%
Allowance as a percentage of the ending total loan balance	0.21%	1.28%	—%
Allowance as a percentage of the ending loans in repayment(2)	0.28%	1.88%	—%
Allowance coverage of net charge-offs (annualized)	2.07	2.08	—
Ending total loans, gross	$1,010,908	$14,251,675	$—
Average loans in repayment(2)	$788,196	$9,265,149	$—
Ending loans in repayment(2)	$786,332	$9,709,758	$—

________

(1)	Represents fair value adjustments on loans sold.

(2)
Loans in repayment include loans on which borrowers are making interest only or fixed payments, as well as loans that have entered full principal and interest repayment status after any applicable grace period.

	Year Ended
	December 31, 2017
(Dollars in thousands)	FFELP Loans	Private Education Loans	Personal Loans	Total
Allowance for Loan Losses:
Beginning balance	$2,171	$182,472	$58	$184,701
Total provision	(85)	178,542	7,138	185,595
Net charge-offs:
Charge-offs	(954)	(130,063)	(579)	(131,596)
Recoveries	—	17,635	11	17,646
Net charge-offs	(954)	(112,428)	(568)	(113,950)
Loan sales(1)	—	(4,871)	—	(4,871)
Ending Balance	$1,132	$243,715	$6,628	$251,475
Allowance:
Ending balance: individually evaluated for impairment	$—	$94,682	$—	$94,682
Ending balance: collectively evaluated for impairment	$1,132	$149,033	$6,628	$156,793
Loans:
Ending balance: individually evaluated for impairment	$—	$990,351	$—	$990,351
Ending balance: collectively evaluated for impairment	$927,660	$16,441,816	$400,280	$17,769,756
Net charge-offs as a percentage of average loans in repayment(2)	0.13%	1.03%	0.47%
Allowance as a percentage of the ending total loan balance	0.12%	1.40%	1.66%
Allowance as a percentage of the ending loans in repayment(2)	0.15%	2.00%	1.66%
Allowance coverage of net charge-offs	1.19	2.17	11.67
Ending total loans, gross	$927,660	$17,432,167	$400,280
Average loans in repayment(2)	$745,039	$10,881,058	$119,606
Ending loans in repayment(2)	$746,456	$12,206,033	$400,280
______

(1)	Represents fair value adjustments on loans sold.

(2)
Loans in repayment include loans on which borrowers are making interest only or fixed payments, as well as loans that have entered full principal and interest repayment status after any applicable grace period.

	Year Ended
	December 31, 2016
(Dollars in thousands)	FFELP Loans	Private Education Loans	Personal Loans	Total
Allowance for Loan Losses:
Beginning balance	$3,691	$108,816	$—	$112,507
Total provision	(172)	159,511	58	159,397
Net charge-offs:
Charge-offs	(1,348)	(90,203)	—	(91,551)
Recoveries	—	10,382	—	10,382
Net charge-offs	(1,348)	(79,821)	—	(81,169)
Loan sales(1)	—	(6,034)	—	(6,034)
Ending Balance	$2,171	$182,472	$58	$184,701
Allowance:
Ending balance: individually evaluated for impairment	$—	$86,930	$—	$86,930
Ending balance: collectively evaluated for impairment	$2,171	$95,542	$58	$97,771
Loans:
Ending balance: individually evaluated for impairment	$—	$612,606	$—	$612,606
Ending balance: collectively evaluated for impairment	$1,010,908	$13,639,069	$12,894	$14,662,871
Net charge-offs as a percentage of average loans in repayment(2)	0.17%	0.96%	—%
Allowance as a percentage of the ending total loan balance	0.21%	1.28%	—%
Allowance as a percentage of the ending loans in repayment(2)	0.28%	1.88%	—%
Allowance coverage of net charge-offs	1.61	2.29	—
Ending total loans, gross	$1,010,908	$14,251,675	$—
Average loans in repayment(2)	$793,203	$8,283,036	$—
Ending loans in repayment(2)	$786,332	$9,709,758	$—
______

(1)	Represents fair value adjustments on loans sold.

(2)
Loans in repayment include loans on which borrowers are making interest only or fixed payments, as well as loans that have entered full principal and interest repayment status after any applicable grace period.

Private Education Loan Key Credit Quality Indicators

	Private Education Loans
	Credit Quality Indicators
	December 31, 2017		December 31, 2016
(Dollars in thousands)	Balance(1)	% of Balance	Balance(1)	% of Balance

Cosigners:
With cosigner	$15,658,539	90%	$12,816,512	90%
Without cosigner	1,773,628	10	1,435,163	10
Total	$17,432,167	100%	$14,251,675	100%

FICO at Original Approval(2):
Less than 670	$1,153,591	6%	$920,132	6%
670-699	2,596,959	15	2,092,722	15
700-749	5,714,554	33	4,639,958	33
Greater than or equal to 750	7,967,063	46	6,598,863	46
Total	$17,432,167	100%	$14,251,675	100%

Seasoning(3):
1-12 payments	$4,256,592	24%	$3,737,110	26%
13-24 payments	3,229,465	19	2,841,107	20
25-36 payments	2,429,238	14	1,839,764	13
37-48 payments	1,502,327	9	917,633	7
More than 48 payments	1,256,813	7	726,106	5
Not yet in repayment	4,757,732	27	4,189,955	29
Total	$17,432,167	100%	$14,251,675	100%

______

(1)	Balance represents gross Private Education Loans.

(2)	Represents the higher credit score of the cosigner or the borrower.

(3)	Number of months in active repayment (whether interest only payment, fixed payment or full principal and interest payment status) for which a scheduled payment was due.

Personal Loan Key Credit Quality Indicators

	Personal Loans
	Credit Quality Indicators
	December 31, 2017		December 31, 2016
Credit Quality Indicators:	Balance(1)	% of Balance	Balance(1)	% of Balance

FICO at Original Approval:
Less than 670	$32,156	8%	$1,189	9%
670-699	114,731	29	3,139	24
700-749	182,025	45	5,678	44
Greater than or equal to 750	71,368	18	2,888	23
Total	$400,280	100%	$12,894	100%

Seasoning(2):
0-12 payments	$400,280	100%	$12,894	100%
13-24 payments	—	—	—	—
25-36 payments	—	—	—	—
37-48 payments	—	—	—	—
More than 48 payments	—	—	—	—
Total	$400,280	100%	$12,894	100%
______

(1)	Balance represents gross Personal Loans.

(2)	Number of months in active repayment for which a scheduled payment was due.

Private Education Loan Delinquencies

 The following table provides information regarding the loan status of our Private Education Loans. Loans in repayment include loans making interest only or fixed payments as well as loans that have entered full principal and interest repayment status after any applicable grace period.

	Private Education Loans
	December 31,
	2017		2016
(Dollars in thousands)	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$4,757,732		$4,189,955
Loans in forbearance(2)	468,402		351,962
Loans in repayment and percentage of each status:
Loans current	11,911,128	97.6%	9,509,394	97.9%
Loans delinquent 31-60 days(3)	179,002	1.5	124,773	1.3
Loans delinquent 61-90 days(3)	78,292	0.6	51,423	0.5
Loans delinquent greater than 90 days(3)	37,611	0.3	24,168	0.3
Total loans in repayment	12,206,033	100.0%	9,709,758	100.0%
Total loans, gross	17,432,167		14,251,675
Deferred origination costs	56,378		44,206
Total loans	17,488,545		14,295,881
Allowance for losses	(243,715)		(182,472)
Total loans, net	$17,244,830		$14,113,409
Percentage of loans in repayment		70.0%		68.1%
Delinquencies as a percentage of loans in repayment		2.4%		2.1%
Loans in forbearance as a percentage of loans in repayment and forbearance		3.7%		3.5%
_______

(1)
Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans (e.g., residency periods for medical students or a grace period for bar exam preparation).

(2)
Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

Loans in full principal and interest repayment status in our Private Education Loan portfolio at December 31, 2017 increased by 38 percent compared with December 31, 2016, and total 41 percent of our Private Education Loan portfolio at December 31, 2017.

Summary of Our Loan Portfolio
Ending Loan Balances, net

	December 31, 2017
(Dollars in thousands)	Private Education Loans	FFELP Loans	Personal Loans	Total Portfolio
Total loan portfolio:
In-school(1)	$3,740,237	$257	$—	$3,740,494
Grace, repayment and other(2)	13,691,930	927,403	400,280	15,019,613
Total, gross	17,432,167	927,660	400,280	18,760,107
Deferred origination costs and unamortized premium	56,378	2,631	—	59,009
Allowance for loan losses	(243,715)	(1,132)	(6,628)	(251,475)
Total loan portfolio, net	$17,244,830	$929,159	$393,652	$18,567,641

% of total	93%	5%	2%	100%
 _______
(1)      Loans for customers still attending school and who are not yet required to make payments on the loan.
(2)     Includes loans in deferment or forbearance.

	December 31, 2016
(Dollars in thousands)	Private Education Loans	FFELP Loans	Personal Loans	Total Portfolio
Total loan portfolio:
In-school(1)	$3,371,870	$377	$—	$3,372,247
Grace, repayment and other(2)	10,879,805	1,010,531	12,893	11,903,229
Total, gross	14,251,675	1,010,908	12,893	15,275,476
Deferred origination costs and unamortized premium	44,206	2,941		47,147
Allowance for loan losses	(182,472)	(2,171)	(58)	(184,701)
Total loan portfolio, net	$14,113,409	$1,011,678	$12,835	$15,137,922

% of total	93%	7%	—%	100%
 _______
(1)      Loans for customers still attending school and who are not yet required to make payments on the loan.
(2)     Includes loans in deferment or forbearance.

Average Loan Balances (net of unamortized premium/discount)

	Quarters Ended December 31,				Years Ended December 31,
(Dollars in thousands)	2017		2016		2017		2016
Private Education Loans	$17,318,182	94%	$14,057,669	93%	$16,176,351	94%	$12,747,756	92%
FFELP Loans	939,971	5	1,024,402	7	970,738	5	1,063,325	8
Personal Loans	265,113	1	—	—	112,857	1	—	—
Total portfolio	$18,523,266	100%	$15,082,071	100%	$17,259,946	100%	$13,811,081	100%

Loan Activity

	Quarter Ended December 31, 2017
(Dollars in thousands)	Private Education Loans	FFELP Loans	Personal Loans	Total Portfolio
Beginning balance	$16,959,241	$950,524	$130,700	$18,040,465
Acquisitions and originations	638,634	—	290,387	929,021
Capitalized interest and deferred origination cost premium amortization	240,593	6,141	—	246,734
Sales	(1,495)	—	—	(1,495)
Loan consolidation to third-parties	(209,273)	(6,692)	—	(215,965)
Repayments and other	(382,870)	(20,814)	(27,435)	(431,119)
Ending balance	$17,244,830	$929,159	$393,652	$18,567,641

	Quarter Ended December 31, 2016
(Dollars in thousands)	Private Education Loans	FFELP Loans	Personal Loans	Total Portfolio
Beginning balance	$13,725,959	$1,034,545	$—	$14,760,504
Acquisitions and originations	612,991	—	12,926	625,917
Capitalized interest and deferred origination cost premium amortization	181,052	8,901	—	189,953
Sales	(1,609)	—	—	(1,609)
Loan consolidation to third-parties	(104,493)	(10,118)	—	(114,611)
Repayments and other	(300,491)	(21,650)	(91)	(322,232)
Ending balance	$14,113,409	$1,011,678	$12,835	$15,137,922

	Year Ended December 31, 2017
(Dollars in thousands)	Private Education Loans	FFELP Loans	Personal Loans	Total Portfolio
Beginning balance	$14,113,409	$1,011,678	$12,835	$15,137,922
Acquisitions and originations	4,818,843	—	424,889	5,243,732
Capitalized interest and deferred origination cost premium amortization	462,030	31,396	—	493,426
Sales	(6,992)	—	—	(6,992)
Loan consolidation to third-parties	(630,877)	(36,856)	—	(667,733)
Repayments and other	(1,511,583)	(77,059)	(44,072)	(1,632,714)
Ending balance	$17,244,830	$929,159	$393,652	$18,567,641

	Year Ended December 31, 2016
(Dollars in thousands)	Private Education Loans	FFELP Loans	Personal Loans	Total Portfolio
Beginning balance	$10,515,505	$1,115,086	$—	$11,630,591
Acquisitions and originations	4,685,622	—	12,926	4,698,548
Capitalized interest and deferred origination cost premium amortization	339,163	35,774	—	374,937
Sales	(9,521)	—	—	(9,521)
Loan consolidation to third-parties	(277,636)	(45,014)	—	(322,650)
Repayments and other	(1,139,724)	(94,168)	(91)	(1,233,983)
Ending balance	$14,113,409	$1,011,678	$12,835	$15,137,922

Private Education Loan Originations
The following table summarizes our Private Education Loan originations. Originations represent loans that were funded or acquired during the period presented.

	Quarters Ended December 31,				Years Ended December 31,
(Dollars in thousands)	2017	%	2016	%	2017	%	2016	%
Smart Option - interest only(1)	$157,032	25%	$156,508	26%	$1,214,927	25%	$1,189,517	25%
Smart Option - fixed pay(1)	186,370	29	177,771	29	1,380,892	29	1,403,421	30
Smart Option - deferred(1)	276,854	44	263,296	44	2,118,719	44	2,034,100	44
Smart Option - principal and interest	1,333	—	1,319	—	8,234	—	7,953	—
Parent Loan	12,315	2	8,794	1	77,388	2	31,272	1
Total Private Education Loan originations	$633,904	100%	$607,688	100%	$4,800,160	100%	$4,666,263	100%

Percentage of loans with a cosigner	85%		87%		88%		89%
Average FICO at approval(2)	746		748		747		748
_______

(1)	Interest only, fixed pay and deferred describe the payment option while in school or in grace period.

(2)	Represents the higher credit score of the cosigner or the borrower.

Deposits
Interest bearing deposits are summarized as follows:

	December 31,
	2017		2016
(Dollars in thousands)	Amount	Year-End Weighted Average Stated Rate(1)	Amount	Year-End Weighted Average Stated Rate(1)

Money market	$7,731,966	1.80%	$7,129,404	1.22%
Savings	738,243	1.10%	834,521	0.84%
Certificates of deposit	7,034,121	1.93%	5,471,065	1.41%
Deposits - interest bearing	$15,504,330		$13,434,990
_____
(1) Includes the effect of interest rate swaps in effective hedge relationships.

Regulatory Capital

(Dollars in thousands)	Actual		“Well Capitalized” Regulatory Requirements
	Amount	Ratio	Amount		Ratio
As of December 31, 2017:
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	$2,386,220	12.0%	$1,289,682	>	6.5%
Tier 1 Capital (to Risk-Weighted Assets)	$2,386,220	12.0%	$1,587,300	>	8.0%
Total Capital (to Risk-Weighted Assets)	$2,634,301	13.3%	$1,984,126	>	10.0%
Tier 1 Capital (to Average Assets)	$2,386,220	11.2%	$1,067,779	>	5.0%

As of December 31, 2016:
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	$2,011,583	12.6%	$1,038,638	>	6.5%
Tier 1 Capital (to Risk-Weighted Assets)	$2,011,583	12.6%	$1,278,323	>	8.0%
Total Capital (to Risk-Weighted Assets)	$2,197,997	13.8%	$1,597,904	>	10.0%
Tier 1 Capital (to Average Assets)	$2,011,583	11.1%	$907,565	>	5.0%